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                                                                 EXHIBIT 3(ii).2


                              AMENDMENT TO BYLAWS

[Adopted by Legacy shareholders by Written Consent dated as of October 30, 1996]

RESOLVED, that ARTICLE III, Section 3.02 of the Bylaws of this corporation is hereby amended to read in its entirety as follows:

      The authorized number of directors shall be a maximum of seven (7) and a minimum of four (4), with the actual number to be set by a vote of the sitting Board of Directors. The present number shall be set at four (4).